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                                                                     EXHIBIT 5.2

                      [CAHILL GORDON & REINDEL LETTERHEAD]

                                  January 25, 2001

Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, California 94404

Ladies and Gentlemen:

    Re: Gilead Sciences, Inc.

Ladies and Gentlemen:

    This opinion is being furnished to you in connection with the filing by Gilead Sciences, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale by the holders thereof of a total of $250,000,000 aggregate principal amount of its 5% Convertible Subordinated Notes due 2007 (the "Notes") and the shares of common stock, par value
$.001 per share, of the Company issuable upon the conversion thereof. The Notes were issued pursuant to an indenture, dated December 18, 2000 (the "Indenture"), by and between the Company and Chase Manhattan Bank and Trust Company, National Association, as trustee.

    In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies. As to factual matters, we have relied on representations and warranties of the Company.

    Based on the foregoing, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except that (a) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or equity).

    In providing this letter, we express no opinion or view as to the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America.

    We have provided a copy of this opinion to your counsel, Cooley
Godward LLP. Subject to the conditions, qualifications, assumptions and other limitations set forth herein, such counsel may rely on the opinion expressed herein in giving their opinion to be filed as an exhibit to the Registration Statement.

    We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /S/ CAHILL GORDON & REINDEL